Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated February 28, 2020, relating to the balance sheet of Live Oak Acquisition Corp. as of December 31, 2019, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from May 24, 2019 (inception) through December 31, 2019, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ Withum Smith+Brown, PC

New York, New York
October 27, 2020